Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-292703 and 333-292704) and Form S-8 (No. 333-248539) of Epsilon Energy, Ltd. of our report dated March 27, 2026, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Houston, Texas

March 27, 2026